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                                                                    EXHIBIT 4(b)

233 South Wacker Drive, Suite 2800
Chicago, Illinois 60606
Tel 312-234-2732
Fax 312-234-3160

BANK OF AMERICA

TO           Mandalay Resort Group

ATTN         Les Martin

FAX          702-632-6822

FROM         Bank of America, N A
             233 South Wacker Drive - Suite 2800
             Chicago, Illinois 60606
             Sean Doyle/Robert OHara

Date,        27SEP99

Our Reference No. 132617 3035588

The purpose of this letter agreement is to confirm the terms and conditions of the Transaction entered into between us on the Trade Date specified below (the "Transaction"). This letter agreement constitutes a "Confirmation" as referred to in the ISDA Master Agreement specified below in paragraph 1 (the "Agreement").

The definitions and provisions contained in the 1991 ISDA Definitions (as published by the International Swaps and Derivatives Association, Inc (formerly known as the International Swap Dealers Association, Inc.) ("ISDA") (the "Definitions")) are incorporated into this Confirmation. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern. Without prejudice to the preceding sentence, references in this Confirmation to the Transaction shall for the purposes of the Definitions mean the Swap Transaction.

1        This Confirmation supplements, forms part of, and is subject to, the
ISDA Master Agreement dated as of Oct 24 1986, as amended and supplemented from time to time (the "Agreement"), between you and us. All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

            In this Confirmation "Party A" means Bank of America, N A and "Party B" means Mandalay Resort Group

2        The terms of this Swap Transaction to which this Confirmation relates are as follows:

       Trade Date               22SEP99
       Effective Date           24SEP99
       Termination Date         24SEP02 subject to adjustment in accordance with
                                the Modified Following Business Day Convention
FIXED AMOUNTS:
       Fixed Rate Payer          Party B
       Fixed Rate Payer
       Currency Amount.         USD 200,000,000.00
       Fixed Rate Payer Payment
       Dates.                   The 24th of each March, June, September and
                                December, commencing 24DEC99 and ending 24SEP02, subject to adjustment in accordance with the Modified Following Business Day Convention.




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       Business Days:           New York, London

       Fixed Rate:              6.08000%

       Fixed Rate Day
       Count Fraction           Actual/360

FLOATING AMOUNTS:

       Floating Rate Payer      Party A

       Floating Rate Payer
       Currency Amount          USD 200,000,000.00

       Floating Rate Payer Payment
       Dates The 24th of each March, June, September and December, commencing 24DEC99 and ending 24SEP02, subject to adjustment in accordance with the Modified Following Business Day Convention.

        Business Days           New York, London

        Floating Rate for initial
        Calculation Period      5.51500%

        Floating Rate Option    USD-LIBOR-BBA

        Designated Maturity     3 Month

        Spread                  None

        Floating Rate
        Day Count Fraction      Actual/360

        Reset Dates             The first day of each Calculation Period


        Averaging                Inapplicable

        Compounding              Inapplicable

        Calculation Agent        Bank of America, N A

3       RECORDING OF
        CONVERSATIONS:           Each party to this Agreement acknowledges and
                                 agrees to the tape or electronic recording of conversations between the parties to this Agreement whether by one or other or both of the parties, and that any such recordings may be submitted in evidence in any action or proceeding relating to the Agreement or any Transaction.








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4       ACCOUNT DETAILS:

        Payments to Bank of America, N A
                   USD
        We will debit your account
        NAME        Mandalay Resort Group
        ATTN BOFAUS61

        Payments to Mandalay Resort Group
                   USD
        NAME        BANK OF AMERICA NA
        CITY        SAN FRANCISCO
        ABA         121000358
        ATTN        BOFAUS6S
        NAME:       Mandalay Resort Group
        ACCT        1257501024

5       OFFICES:

        The Office of Bank of America, N A for this Swap Transaction is, Charlotte, NC

        The Office of Mandalay Resort Group for this Swap Transaction is, Nevada, USA

        CREDIT SUPPORT DOCUMENT: As per Agreement (and Credit Support Annex if applicable)

        Please confirm that the foregoing correctly sets forth the terms and conditions of our agreement by responding within three (3) Business Days by returning via telecopier an executed copy of this Confirmation to the attention of Swaps Documentation Group at Fax No (312) 234-2543 or (312) 234-3160. Failure to respond within such period shall not affect the validity or enforceability of this Swap Transaction, and shall be deemed to be an affirmation of the terms and conditions contained herein, absent manifest error.

Yours Sincerely,

Bank of America, N.A.

By     NICK KOLICK
       --------------
       Vice President

Authorized Signatory

Accepted and confirmed as of the date first written

Mandalay Resort Group

By         GLENN SCHAEFFER
           ---------------

Name    GLENN SCHAEFFER
        ----------------------------------------------

Title President, Chief Financial Officer and Treasurer
      ------------------------------------------------

Our Reference # 132617